EXHIBIT 3.2

BYLAWS

OF

FOUNDATION CAPITAL RESOURCES, INC.

TABLE OF CONTENTS

GLOSSARY		1
ARTICLE 1 OFFICES		3
1.1	Registered Office	3
1.2	Offices	3
ARTICLE 2 SHAREHOLDERS		3
2.1	Regular Meeting	3
2.2	Special Meetings	3
2.3	Quorum	3
2.4	Voting	4
2.5	Voting of Shares by Certain Holders	4
2.6	Notice of Meeting	4
2.7	Proxies	5
2.8	Record Date	5
2.9	Presiding Officer	5
2.10	Conduct of Meetings of Shareholders	5
2.11	Order of Business	6
2.12	Inspectors of Election	6
2.13	Informal Action by Shareholders	6
ARTICLE 3 DIRECTORS		7
3.1	General Powers	7
3.2	Number	7
3.3	Qualifications; independent directors and Term of Office	7
3.4	Quorum	8
3.5	Regular Meetings	8
3.6	Special Meetings	8
3.7	Electronic Communications	8
3.8	Absent Director	8
3.9	Notice	9
3.10	Manner of Acting	9
3.11	Transaction Involving Manager or Affiliates	9
3.12	Compensation and Expenses	10
3.13	Salaries	10
3.14	Committees	11
3.15	Resignation; Vacancies	11
3.16	Order of Business	11
3.17	Informal Action by Directors	12
3.18	Fiduciary Duty of the Directors	12
3.19	Investment Policies and Restrictions	12
3.20	Lending Guidelines	14
3.21	Management Arrangements	14
3.22	Total Expenses	16
3.23	Removal of Directors	17
3.24	Securities Offerings	17

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ARTICLE 4 OFFICERS		17
4.1	Number	17
4.2	Election, Term of Office and Qualifications	17
4.3	Chairman of the Board	18
4.4	The Chief Executive Officer	18
4.5	Assistant Executive Officers	18
4.6	Secretary	18
4.7	Chief Financial Officer	18
4.8	Assistant Officers	19
4.9	Officers Shall Not Lend Corporate Credit	19
4.10	Other Officers and Agents	19
4.11	Compensation	19
4.12	Removal; Resignation	19
ARTICLE 5 INDEMNIFICATION		19
5.1	Officers and Directors	19
5.2	Insurance	20
5.3	Statement of Payments	20
ARTICLE 6 SHARES AND THEIR TRANSFER		21
6.1	Certificates of Stock	21
6.2	Facsimile Signature	21
6.3	Establishment and Issuance of Shares	21
6.4	Transfer of Shares	21
6.5	Lost Certificates	22
6.6	Treasury Stock	22
6.7	Inspection of Books by Shareholders	22
6.8	Transfer Agent and Registrar	23
6.9	Transfer of Stock; Excess Stock	23
6.10	Fixing of Record Dates; Closing of Transfer Books	24
6.11	Registered Shareholders	24
6.12	Stock Ledger	24
ARTICLE 7 DIVIDENDS, DISTRIBUTIONS, AND DIVIDEND REINVESTMENT PLAN		24
7.1	Dividends	24
7.2	Other Distributions; Reserves	24
7.3	Dividend Reinvestment Plan	25
7.4	Automatic Certificate Reinvestment	25
ARTICLE 8 FINANCIAL, PROPERTY MANGEMENT AND ANNUAL REPORT		25
8.1	Fiscal Year	25
8.2	Audit of Books and Accounts	25
8.3	Contracts	25
8.4	Checks	25
8.5	Deposits	25
8.6	Voting Securities Held by Corporation	26
8.7	Accrual Method of Accounting	26
8.8	Annual Report	26
8.9	Quarterly Report	26

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ARTICLE 9 WAIVER OF NOTICE		27
9.1	Requirement of Waiver in Writing	27
ARTICLE 10 AMENDMENT OF BYLAWS		27
10.1	Action by Shareholders	27
10.2	Information for Inspection	27
10.3	Action by Directors	27
ARTICLE 11 DISSOLUTION		27
11.1	Action by Shareholders	27
ARTICLE 12 MINIMUM CAPITAL		27
12.1	Minimum Capital	27

iii

BYLAWS

OF

FOUNDATION CAPITAL RESOURCES, INC.
(As amended on September 19, 2003)

GLOSSARY

          For purposes of these Bylaws and for purposes of filing these Bylaws with respective states, the following terms shall mean:

          "AFFILIATE" means (i) any person directly or indirectly owning, controlling, or holding, with power to vote, 10% or more of the outstanding voting securities of another person, (ii) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other person, (iii) any officer, director, trustee, general partner of such person, and (iv) if such other person is an officer, director, trustee or partner of another entity, then the entity for which that person acts in any such capacity.

          "CONTRACT PRICE FOR THE PROPERTY" means the amount actually paid or allocated to the purchase, development, construction or improvement of a property exclusive of Acquisition Fees (as defined in the NASAA REIT POLICY) and Acquisition Expenses (as defined in the NASAA REIT POLICY).

          "INDEPENDENT DIRECTOR(S)" means the Director(s) of the Company who have (has) not been associated within the last two years, directly or indirectly, with the Manager or sponsor of the Company, whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or who serves as an officer or director of, the Manager, sponsor or an affiliated business entity of the Manager or sponsor. A Director shall not be considered independent if he or she is serving as a Director for more than three corporations organized by the Sponsor or Initial Investors. Independent Director(s) shall also mean those who perform no other services for the corporation, except as Director(s). An indirect relationship shall include circumstances in which a member of the immediate family of a Director has one of the foregoing relationships with the Manager or the sponsor of the Company or the corporation for which he serves as Director. For purposes of determining whether or not a business or professional relationship is material, the gross revenue derived by the prospective independent trustee from the sponsor and the Manager and the Affiliates shall be deemed material per se if it exceeds 5% of the prospective independent trustee's annual gross income, derived from all sources during either of the last two years or net worth on a fair market value basis.

          "INDEPENDENT EXPERT" means a person with no material current or prior business or personal relationship with the Advisor (as defined in the NASAA REIT POLICY) or the Directors who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company (as defined in the NASAA REIT POLICY).

          "INITIAL INVESTMENT" means that portion of the initial capitalization of the corporation contributed by the Sponsor or its Affiliates pursuant to Section 16 of NASAA REIT POLICY.

          "MANAGER" means, initially, One Capital Advisors, LLC, or its successors, and generally, the person(s) or entity responsible for directing or performing the day-to-day business affairs of the corporation, including a person or entity to which the Manager subcontracts substantially all such functions.

          "NASAA REIT POLICY" means the Statement of Policy for Real Estate Investment Trusts adopted November 20, 1986, as amended, promulgated by the North American Securities Administrators Association, Washington, D.C.

          "OFFERING AND ORGANIZATION EXPENSES" means those expenses incurred in connection with and in preparing the corporation for qualification and subsequently offering and distributing it to the public, including sales commissions paid to broker-dealers in connection with the distribution of the shares of the corporation and all advertising expenses.

          "SPONSOR" means any person directly or indirectly instrumental in organizing, wholly or in part, the corporation, or any person who will control, manage or participate in the management of the corporation, and any Affiliate of any such person. Sponsor does not include wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.

          A person may also be deemed a Sponsor of the corporation by:

     (a)     taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the corporation, either alone or in conjunction with one or more other persons;

     (b)     receiving a material participation in the corporation in connection with the founding or organizing of the business of the corporation, in consideration of services or property, or both services and property;

     (c)     having a substantial number of relationships and contacts with the corporation;

     (d)     possessing significant rights to control corporation properties;

     (e)     receiving fees for providing services to the corporation which are paid on a basis that is not customary in the industry; or

     (f)     providing goods or services to the corporation on a basis which was not negotiated at arms length with the corporation.

          "UNIMPROVED REAL PROPERTY" means the real property of the Company which has the following three characteristics: (1) an equity interest in real property which was not acquired for the purpose of producing rental or other operating income; (2) has no development or construction in process on such land; and (3) no development or construction on such land is planned in good faith to commence on such land within one year.

ARTICLE 1
OFFICES

          1.1     Registered Office. The registered office of the corporation shall be Suite 3500, 1201 West Peachtree Street, Atlanta, Georgia 30309. The Board of Directors shall have authority to change the registered office of the corporation from time to time, and any such change shall be registered by the Secretary of State of Georgia.

          1.2     Offices. The corporation may have such other offices, including its principal business office, either within or without the State of Georgia, as the Board of Directors may designate or as the business of the corporation may require from time to time.

ARTICLE 2
SHAREHOLDERS

          2.1     Regular Meeting. Shareholders shall have one annual meeting upon reasonable notice and within a reasonable period (not less than 30 days) following delivery of the annual report. Such regular meetings of the shareholders of the corporation shall be held at the principal business office of the corporation, or at such place as is designated by the majority of the members of the Board of Directors, the Chairman of the Board of Directors, or the Chief Executive Officer, at which time the shareholders, voting as provided in the Articles of Incorporation, shall elect appropriate members to the Board of Directors, and shall transact such other business as shall properly come before them.

          2.2     Special Meetings. Special meetings of the shareholders may be called by the Secretary at any time upon the request of the Chief Executive Officer, a majority of the members of the Board of Directors, the Chairman of the Board of Directors, or a majority of the independent directors and shall be called by any officer of the corporation upon written request of shareholders holding in the aggregate not less than ten percent (10%) of the voting shares of the corporation. The written request shall be given to the Chief Executive Officer and shall contain the purpose of the meeting. Notice shall be given in accordance with the provisions of Section 2.6 hereof.

          2.3     Quorum. The holders of a majority of the shares outstanding and entitled to vote, represented either in person or by proxy, shall constitute a quorum for the transaction of business. The shareholders present at a duly called or held meeting, at which a quorum of the shareholders is present, may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum. In case a quorum is not present at any meeting, those present shall have the power to adjourn the meeting from time to time, without notice or other announcement at the meeting, until the requisite number of voting shares shall be represented; any business may be transacted at such reconvened meeting which might have been transacted at the meeting which was adjourned.

          2.4     Voting. At each meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote in person or by proxy duly appointed by an instrument in writing subscribed by such shareholder. Each shareholder shall have one (1) vote for each share having voting power standing in his name on the books of the corporation. Upon the demand of any shareholder, the vote for director, or the vote upon any question before the meeting shall be by ballot. All elections shall be had and all questions decided by a majority vote of the number of shares entitled to vote and represented at any meeting at which there is a quorum present, except in such cases as shall otherwise be required or permitted by statute, the Articles of Incorporation, these Bylaws at Article 10 or by agreement approved by a majority of all shareholders.

          2.5     Voting of Shares by Certain Holders. Shares standing in the name of another corporation may be voted by such officer, agent or proxy as the articles or Bylaws of such corporation may prescribe, or in the absence of such provision, as that corporation's board of directors may prescribe. Shares under control of a personal representative, administrator, guardian, conservator, attorney-in-fact, or other similar person may be voted by that person, either in person or by proxy, without registration of those shares in the name of that person. Shares under the control of a trustee in bankruptcy or a receiver may be voted by the trustee or receiver if authority to do so is contained in an appropriate order of the court by which the trustee or receiver was appointed. A shareholder whose shares are pledged may vote those shares until the shares are registered in the name of the pledgee. Shares held by a trust shall be registered in the name of a trustee, as trustee for the trust, and may be voted by that named trustee in person or by proxy.

          With respect to shares owned by the Manager, the Directors, or any Affiliate, neither the Manager, nor the Directors, nor any Affiliate may vote or consent on matters submitted to the Shareholders regarding the removal of the Manager, Directors, or any Affiliate or any transaction between the corporation and any of them. In determining the requisite percentage in interest of shares necessary to approve a matter on which the Manager, Directors, and any Affiliate may not vote or consent, any shares owned by any of them shall not be included.

          2.6     Notice of Meeting. There shall be mailed to each shareholder shown by the books of the corporation to be a holder of record of voting shares, at his address as shown by the books of the corporation, a notice setting out the time and place of the regular or any special meeting, which notice shall be mailed at least ten (10) days prior thereto. In the event the meeting is a special meeting called by an officer following receipt of a written request of the shareholders in accordance with Article 2.2 hereof, the notice shall be mailed within ten (10) days of the receipt of the request for the meeting, shall state the purpose of the special meeting, shall state that no other business shall be considered at such meeting, and shall name the date of the meeting which shall be held on a date not less than twenty (20) nor more than sixty (60) days after receipt of said request, at a time and place convenient to the shareholders. Every notice of any special meeting shall state the purpose or purposes of the proposed meeting, and the business transacted at all special meetings shall be confined to purposes stated in the call. Notice thereof may be waived in writing either before, at, or after such meeting.

          2.7     Proxies. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his duly authorized attorney-in-fact. Such proxies shall be filed with the Secretary of the corporation before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

          2.8     Record Date. The Board of Directors may fix in advance a date, not exceeding sixty (60) days preceding the date of any of the aforesaid events, as a record date for the determination of shareholders entitled to notice of and to vote at any such meeting and any adjournment thereof, or to receive any such dividend or allotment of rights, or to exercise the rights in respect to any change, conversion or exchange of capital stock or to give such consent, and in such case only such shareholders on the record date so fixed shall be entitled to notice of and to vote at such meeting and any adjournment thereof, or to receive such dividend or allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the corporation after any such record date so fixed. If the stock transfer books are not closed and no record date is fixed for such determination of the shareholders of record, the date on which notice of the meeting is mailed, or the date of adoption of a resolution of the Board of Directors declaring a dividend, allotment or rights, change, conversion or exchange of capital stock or to give such consent, whichever is earlier, shall be the record date for such determination of shareholders. The determination of shareholders entitled to vote at the meeting as called shall apply to any adjournment of such meeting except when the date of determination or the closing of the stock transfer book is more than ninety (90) days prior to such adjourned meeting, in which event a new meeting must be called.

          2.9     Presiding Officer. The appropriate officers of the corporation shall preside over all meetings of the shareholders; provided however, that in the absence of an appropriate corporate officer at any meeting of the shareholders, the shareholders shall choose any person present to act as presiding officer of the meeting.

          2.10     Conduct of Meetings of Shareholders. Subject to the following, meetings of shareholders generally shall follow accepted rules of parliamentary procedure:

     1.     The chairman of the meeting shall have absolute authority over matters of procedure and there shall be no appeal from the ruling of the chairman. If the chairman, in his absolute discretion, deems it advisable to dispense with the rules of parliamentary procedure as to any one meeting of shareholders or part thereof, the chairman shall so state and shall clearly state the rules under which the meeting or appropriate part thereof shall be conducted.

     2.     If disorder should arise which prevents continuation of the legitimate business of the meeting, the chairman may quit the chair and announce the adjournment of the meeting; and upon his so doing, the meeting is immediately adjourned.

     3.     The chairman may ask or require that anyone not a bona fide shareholder or proxy leave the meeting.

          2.11     Order of Business. The suggested order of business at the annual meeting of shareholders, and so far as possible at other meetings of the shareholders, shall be:

     1.     Calling of roll.

     2.     Proof of due notice of meeting, or unanimous waiver.

     3.     Reading and disposal of any unapproved minutes.

     4.     Annual reports of all officers and committees.

     5.     Election of directors.

     6.     Unfinished business.

     7.     New business.

     8.     Adjournment.

          2.12     Inspectors of Election. The Board of Directors in advance of any meeting of shareholders may appoint inspectors to act at such meeting or any adjournment thereof. If inspectors of election are not so appointed, the officer or person acting as chairman of any such meeting may, and on the request of any shareholder or his proxy, shall make such appointment. In case any person appointed as inspector shall fail to appear or act, the vacancy may be filled by appointment made by the Board of Directors in advance of the meeting, or at the meeting by the officer or person acting as chairman. The inspectors of election shall determine the number of shares outstanding, the voting power of each, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies, and shall receive votes, ballots, assents or consents, hear and determine all challenges and questions in any way arising and announce the result, and do such acts as may be proper to conduct the election or vote with fairness to all shareholders. No inspector whether appointed by the Board of Directors or by the officer or person acting as chairman need be a shareholder.

          2.13     Informal Action by Shareholders. Any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of shareholders, may be taken without a meeting and notice thereof if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter set forth.

ARTICLE 3
DIRECTORS

          3.1     General Powers. The property, affairs, and business of the corporation shall be managed under the direction of the Board of Directors. It is the intent of the corporation that it engage primarily in the business of real estate mortgage lending (including participation in mortgage bond financing through the purchase of first mortgage bonds) to churches and other non-profit organizations. Any other investment, other than permitted temporary investments as allowed by the corporation's established investment guidelines from time to time, shall be only with the approval of a majority of the independent directors as defined in Section 3.3 hereof. It shall be the duty of the Board of Directors to ensure that the purchase, sale, retention, and disposal of the corporation's assets and the investment policies of the corporation are in compliance with restrictions applicable to real estate investment trusts pursuant to the Internal Revenue Code of 1986, as amended from time to time.

          3.2     Number. The initial number of directors shall be five (5) which number may be increased or decreased by the affirmative vote of a majority of the directors, but shall not be less than three (3) nor more than eleven (11). In the event a majority of the directors increases the number of directors, the shareholders, at any regular or special meeting in which notice of such meeting contains a statement of the proposed increase in directors, shall have the power to elect such additional directors to hold office until the next annual meeting of the shareholders, and until their successors are elected and qualified. A director shall be elected upon having received the affirmative vote of a simple majority of the shareholders entitled to vote at such meeting.

          3.3     Qualifications; independent directors and Term of Office. Each director must have at least three (3) years of relevant real estate experience which demonstrates the knowledge and experience required to successfully acquire and manage the type of assets in which the Corporation is to invest. Relevant real estate experience means that the director has actual experience in acquiring or managing the type of property or assets to be acquired by the Corporation. At all times that the corporation intends to be qualified as a real estate investment trust under the Internal Revenue Code, a majority of the Board of Directors shall be "independent directors" within the meaning of the NASAA REIT POLICY. For purposes of these Bylaws, the term "independent director" shall mean a director of the corporation who is not employed by, or receiving any compensation (other than director's fees and reimbursed expenses) from or otherwise affiliated with, this corporation or any affiliate, and who is not affiliated, directly or indirectly, with any person(s) or entity, if any, responsible for directing and performing the day-to-day business affairs of this corporation (the "Manager"), whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or by serving as an officer or director of, such Manager or any affiliated business entity of such Manager. A director shall not be considered independent if he serves as director of more than three (3) real estate investment trusts organized by this corporation or its affiliates. Directors need not (but may) be shareholders of this corporation, nor are directors required to be residents of the State of Georgia. Until the first annual meeting of shareholders or until their successors are duly elected and qualified, the initial Board of Directors set forth in the organizational minutes of this corporation shall serve for a one-year term or until the next annual meeting of shareholders when a successor shall have been elected and qualified. At the first annual meeting of shareholders and at each annual meeting thereafter, the shareholders shall elect directors to hold office for a one-year term or until their successors are elected and qualified. Shareholders desiring to nominate a person for election as a director shall deliver written notice of such nomination at least 90 days prior to an annual meeting of shareholders and within seven (7) days following or closely coinciding with the expiration of his term of office and until his successor shall have been elected and shall qualify, or until he shall resign, or shall have been removed as provided by statute.

          3.4     Quorum. A majority of the Board of Directors shall constitute a quorum for the transaction of business; provided, however, that if any vacancies exist by reason of death, resignation or otherwise, a majority of the remaining directors shall constitute a quorum for the conduct of business. If less than a quorum is present at any meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

          3.5     Regular Meetings. As soon as practical after each regular meeting of shareholders, the Board of Directors shall meet for the purposes of organization, choosing the officers of the corporation and for the transaction of other business at the place where the shareholders meeting is held or at the place where regular meetings of the Board of Directors are held. No notice of such meeting need be given. Such first meeting may be held at any other time and place which shall be specified in a notice given as hereinafter provided for special meetings or in a consent and waiver of notice signed by all the directors. Other regular meetings of the Board of Directors shall be held from time to time at such time and place as may from time to time be fixed by resolution adopted by a majority of the whole Board of Directors. Unless notice shall be waived by all directors entitled to notice, notice shall be given in the same manner as prescribed for notice of special meetings.

          3.6     Special Meetings. Special meetings of the Board of Directors may be held at such time and place as may from time to time be designated in the notice or waiver of notice of the meeting. Special meetings of the Board of Directors may be called by the Chairman of the Board, Chief Executive Officer, or by any two directors. Unless notice shall be waived by all directors entitled to notice, notice of the special meeting shall be given by the Secretary, who shall give at least twenty-four (24) hours notice thereof to each director by mail, telegraph, telephone, or in person.

          3.7     Electronic Communications. A Board of Directors meeting may be had entirely or partially by any means of communication through which the directors may simultaneously hear each other, provided notice is given of the meeting pursuant to Section 3.9 and there are a sufficient number of participants to constitute a quorum. In addition, a Board of Directors meeting may be had entirely or partially by any means of electronic communication even if the directors may not simultaneously hear each other provided such meeting or substance thereof is followed by a written statement by the appropriate director or officer and assented to by a quorum of the Board in writing within ten (10) days of such meeting. Participation in a meeting by these means shall constitute presence in person by such person at a meeting.

          3.8     Absent Director. A director may give advance written consent or opposition, to a proposal to be acted on at a Board of Directors meeting. Such written consent or opposition does not constitute presence for purposes of determining the existence of a quorum. Written consent or opposition shall be counted as a vote on the proposal if the proposal acted on is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.

          3.9     Notice. Unless notice is waived by all directors entitled to notice, a regular meeting of the Board of Directors may be called by giving ten (10) days' notice to all directors. A special meeting of the Board of Directors may be called by giving at least twenty-four (24) hours' notice to all directors. Notice may be given by mail, telegraph, telephone, or in person. If given by mail, such notice shall be deemed given when deposited in the United States Mail. Notice by mail may not be used if the meeting is called less than four (4) days from the date of notice. The notice must specify the date, time and place of the meeting, and if a special meeting, the purpose of the meeting.

          3.10     Manner of Acting. The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Notwithstanding the foregoing, any action pertaining to a transaction involving the corporation in which any advisor, any director or officer of the corporation or any affiliate of any of the foregoing persons has an interest shall specifically be approved with respect to any isolated transactions or generally be approved with respect to any series or similar transactions, by a majority of the members of the Board of Directors who are not affiliates of such interested party, even if such directors constitute less than a quorum, or unless an act requires the approval of a majority of the independent directors as defined in Bylaw 3.3, or as required in other provisions of these Bylaws.

          Without the concurrence of a majority of the outstanding shares, the directors may not:

     (a)     amend these Bylaws, except for amendments which do not adversely affect the rights, preferences and privileges of Shareholders including amendments to provisions relating to director qualifications, fiduciary duty, liability and indemnification, conflicts of interest, investment policies or investment restrictions;

     (b)     sell all or substantially all of the corporation's assets other than in the ordinary course of the corporation's business or in connection with liquidation and dissolution;

     (c)     cause the merger or other reorganization of the corporation; or

     (d)     dissolve or liquidate the corporation, other than before the initial investment in property.

          3.11     Transaction Involving Manager or Affiliates. In approving any transaction or series of transactions between the corporation and the Manager, officer or any director or Affiliate of such persons, a majority of the directors not otherwise interested in such transaction, including a majority of the independent directors must determine that:

     (a)     the transaction as contemplated is fair and reasonable to the corporation and its shareholders and is at least as favorable to the corporation as the terms of a comparable transaction made at arms length;

     (b)     if the transaction involves compensation to any Manager or its affiliates for services rendered in a capacity other than contemplated by the management arrangements, such compensation, to the knowledge of the directors, is not greater than the customary charges for comparable services generally available from other competent unaffiliated persons and is not in excess of compensation paid to any advisor and its affiliates for any comparable services;

     (c)     if the transaction involves the purchasing of loans, the making of loans (other than in the ordinary course of the corporation's business) or the borrowing of money, the transaction is fair, competitive, and commercially reasonable and no less favorable to the corporation than loans between unaffiliated lenders and borrowers under the same circumstances;

     (d)     if the transaction involves the investment in a joint venture, the transaction is fair and reasonable and no less favorable to the corporation than to other joint venturers; and

     (e)     if an Advisor (as defined in the NASAA REIT Policy), Director, Sponsor or any Affiliate provides a substantial amount of the services in the effort to sell the property of the Company, then that person may receive up to one-half of the brokerage commission paid, but in no event to exceed an amount equal to 3% of the contracted-for sales price. In addition, the amount paid when added to the sums paid to unaffiliated parties in such a capacity shall not exceed the lesser of the Competitive Real Estate Commission or an amount equal to 6% of the contracted-for sales price. For purposes of this Section 3.11(e), the term "Competitive Real Estate Commission" means a real estate or brokerage commission paid for the purchase or sale of a property which is reasonable, customary and competitive in light of the size, type and location of such property.

          The Company shall not purchase property from any Sponsor, Advisor (as defined in the NASAA REIT Policy), Director or any Affiliate thereof, unless the cost of such asset to the Company does not exceed its current appraised value.

          3.12     Compensation and Expenses. Directors and any members of any committee of the corporation contemplated by these Bylaws or otherwise provided for by resolution of the Board of Directors, shall receive such compensation therefore as may be determined from time to time by resolution of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving proper compensation therefor.

          3.13     Salaries. Salaries and other compensation of all officers of the corporation shall be fixed by the Board of Directors, which action may be taken informally without the benefit of written resolutions. Nothing herein contained shall be construed to preclude any officer from serving the corporation as a director, consultant or in any other capacity and receiving proper compensation therefor.

          3.14     Committees. A majority vote of the Board of Directors present at a meeting may pass a resolution establishing committees having the authority of the Board to the extent provided in the resolution. A committee shall consist of one or more persons all of whom are members of the Board and a majority of whom are Independent Directors. A majority of the committee members present at a meeting shall constitute a quorum for the purpose of transacting business. In all other respects committees shall conduct meetings in the same manner prescribed for the Board of Directors. Committees shall be subject at all times to the control and direction of the Board.

          In addition to Board Committees, administrative committees may be established from time to time in accordance with the corporation's policies and procedures. Administrative committees shall administer the business of the corporation and carry out the policies of the Board of Directors. Administrative committees shall consist of members of the Board of Directors, officers of the corporation, employees of the corporation, and such other individuals as the Board of the corporation shall determine. A majority of the committee members present at a meeting shall constitute a quorum for the purpose of transacting business. In all other respects committees shall conduct meetings in the same manner prescribed for the Board of Directors.

          3.15     Resignation; Vacancies. A director may resign at any time by giving written notice of same to the Board of Directors, the Chairman of the Board of Directors, or to the Chief Executive Officer. Such resignation shall be effective upon receipt unless a later date is specified in the notice. The acceptance of a resignation shall not be necessary to make it effective. If at any time and for any reason, including the creation of a new directorship, a vacancy occurs in the Board of Directors, the remaining directors of the Board, though less than a quorum, may elect a successor to fill such vacancy, or the Board may leave the vacancy unfilled until the next regular meeting of the shareholders, or until an intervening special meeting of the shareholders is called and held for the purpose of electing a successor. The nomination for filling a vacancy of an independent director position must be made by the remaining independent directors at such time; provided that the corporation seeks to qualify as a real estate investment trust where, in accordance with Section 3.3, a majority of the Board of Directors are required to be Independent Directors. A director elected to fill any vacancy shall hold his office for the unexpired term of his predecessor, or until his successor is duly elected and qualified.

          3.16     Order of Business. The meetings shall be conducted in accordance with Roberts Rules of Order, Revised, and the suggested order of business at any meeting of the directors shall be:

     1.     Roll call.

     2.     Proof of due notice of meeting, or unanimous consent, or unanimous presence and declaration by president.

     3.     Reading and disposal of any unapproved minutes.

     4.     Reports of officers and committees.

     5.     Election of officers.

     6.     Unfinished business.

     7.     New Business.

     8.     Adjournment.

          3.17     Informal Action by Directors. Any action required to be taken at a meeting of the directors, or any other action which may be taken at a meeting of the directors, may be taken without a meeting and notice thereof if a consent in writing, setting forth the action so taken, shall be signed by all of the directors entitled to vote with respect to the subject matter set forth.

          3.18     Fiduciary Duty of the Directors. The Directors shall be charged with a fiduciary duty to the shareholders to supervise the relationship of the corporation with the Manager.

          3.19     Investment Policies and Restrictions. It shall be the duty of the Directors to ensure that the sale, retention and disposal of the corporation's assets, and the investment policies of the corporation and the limitations thereon or amendment thereof are at all times (i) consistent with such policies, limitations and restrictions as are contained in this Section 3.19, and (ii) in compliance with the restrictions applicable to real estate investment trusts pursuant to the Internal Revenue Code of 1986, as amended. In this regard, the corporation shall not:

     (a)     Invest more than ten percent (10%) of the value of its total assets in Unimproved Real Property or in mortgage loans on Unimproved Real Property;

     (b)     Invest more than twenty percent (20%) of the dollar value of the Company's mortgage loans to other than churches, non-profit organizations or related ministries;

     (c)     Invest in commodities or commodity futures contracts; provided that such limitation shall not apply to future contracts, when used solely for hedging purposes in connection with the corporation's ordinary business of investing in real estate assets and mortgages;

     (d)     Invest in or make mortgage loans (including construction loans) on any one property if the aggregate amount of all mortgage loans outstanding on the property including the loans of the corporation, would exceed 85% (or such other percentage required pursuant to NASAA REIT POLICY) of the appraised value of the property and/or additional collateral as determined by appraisal, unless substantial justification, such as the net worth of the borrower and the credit rating of the borrower based on historical financial performance, exists or because of the presence of other underwriting criteria;

     (e)     Make or invest in any mortgage loans that are subordinate to any mortgage or equity interest of the Manager, Directors, Sponsors or Affiliates;

     (f)     Invest in the equity securities of any non-governmental issuer, including other real estate investment trusts or limited partnerships for a period in excess of 18 months and any such investments in entities affiliated with the Manager, Initial Investors or Affiliates thereof which may be permitted or accomplished in accordance with the Company's conflict of interest requirements;

     (g)     Engage in any short sales of securities or in trading as distinguished from investment activities;

     (h)     Issue redeemable equity securities;

     (i)     Engage in underwriting or the agency distribution of securities issued by others;

     (j)     Issue options or warrants or similar evidence of a right to buy its security to purchase its shares to the Manager, Directors, Sponsors or Affiliates, except on the same terms as such options or warrants (or underlying shares), if any, are sold to the general public. The corporation may issue options or warrants to persons not so connected with the corporation but only as a part of a financing arrangement, but not at exercise prices less than the fair market value of such shares on the date of grant and for consideration that in the judgment of a majority of the independent directors, has a market value less than the value of such option on the date of grant. Options or warrants issuable to the Manager, Directors, Sponsors or Affiliates shall not exceed an amount equal to ten percent (10%) of the outstanding shares of the corporation on the date of grant of any options or warrants provided, however, that this limitation shall not apply during such time as the Manager or Affiliate(s) of the Manager is the sole and only shareholder of this corporation;

     (k)     Issue debt securities unless the historical debt service coverage the most recently completed fiscal year as adjusted for known changes, is sufficient to properly service the higher level of debt;

     (l)     Invest in real estate contracts of sale unless such contracts are in recordable form and are appropriately recorded in the chain of title;

     (m)     Sell (other than in the ordinary course of its business on a basis no less favorable to the Company than in an arm's length transaction) any of its assets to the Manager, or the Directors or any of their Affiliates;

     (n)     Acquire assets from any Manager to the corporation or any officer or director of the corporation, any Sponsor or any affiliates thereof, without having first obtained an appraisal of the fair market value of the assets from an Independent Expert selected by a majority of the independent directors. The appraisal shall be maintained in the corporation's records for at least 5 years, and shall be available for inspection and duplication by any shareholder; or

     (o)     Issue its shares on a deferred payment basis or other similar arrangement.

          The foregoing provisions shall not be changed without the approval of a majority of the independent directors.

          The corporation does not intend to invest in the securities of other issuers for the purposes of exercising control, to engage in the trading of or to underwrite securities for other issuers to engage in the purchase and sale (or turnover) of investments other than as described in the Registration Statement, to offer securities in exchange for property unless deemed prudent by a majority of the directors, to repurchase or otherwise reacquire shares of the corporation except as may be necessary to maintain qualification as a real estate investment trust, to issue senior securities. The Manager, Directors, Sponsors or Affiliates are prohibited from receiving a fee on the repurchase of shares by the corporation.

          The independent directors shall review the written investment policies of the corporation at least annually to determine that the policies then being followed by the corporation are in the best interests of its shareholders. Each such determination and the basis therefore shall be set forth in the minutes of the Board of Directors.

          The aggregate borrowings of the Company, secured and unsecured, shall be reasonable in relation to the net assets of the Company and shall reported to the directors for their review at least quarterly. The corporation shall not incur indebtedness if, after giving effect to the incurrence thereof, aggregate indebtedness, secured and unsecured, would exceed three hundred percent (300%) of the corporation's net assets unless approved by a majority of the directors, including a majority of the Independent Directors and disclosed to the shareholders in the next quarterly report of the corporation, along with justification for such excess. For this purpose, the term "net assets" means the total assets (less intangibles) of the corporation at cost, before deducting depreciation or other non-cash reserves, less total liabilities, as calculated at the end of each quarter on a basis consistently applied.

          3.20     Lending Guidelines. The corporation has adopted lending and investment guidelines and policies specific to its business, which guidelines and policies are in addition to those set forth in Section 3.19 above. These guidelines and policies are identified and described in the Prospectus made part of the Registration Statement, and may not be modified or changed materially unless such modification or change is approved by a majority vote of the Board of Directors and confirmed by a majority vote of the shareholders. Once modified or changed, a complete written summary of such guidelines and policies shall be made part of the minutes of the next meeting of the Board of Directors and furnished to all shareholders along with the next annual report or other scheduled communication mailed to them.

          3.21     Management Arrangements. The Board of Directors shall cause the corporation to engage a Manager to furnish advice and recommendations concerning the affairs of the corporation, provide administrative services to the corporation and manage the corporation's day-to-day affairs pursuant to a written contract or contracts, or any renewal thereof, which have obtained the requisite approvals of the Board of Directors, including a majority of the independent directors.

          The Board of Directors shall evaluate the performance of the Manager and its key personnel before entering into or renewing any management arrangement. The minutes of meetings with respect to such evaluation shall reflect the criteria used by the Board of Directors in making such evaluation. Upon any termination of the initial management arrangements reflected in the Registration Statement, the Board of Directors shall determine that any successor Manager possesses sufficient qualifications (a) to perform the management function for the corporation; and (b) to justify the compensation provided for in its contract with the corporation. Each contract for the services of a Manager entered into by the Board of Directors shall not a term of more than one year, but may be renewed annually at or prior to the expiration of the contract. Each contract shall be terminable by a majority of the Independent Directors on sixty (60) days' written notice with or without cause.

          The independent directors shall determine at least annually that the compensation which the corporation contracts to pay the Manager is reasonable in relation to the nature and quality of the services performed and also shall supervise performance of the Manager and the compensation paid to it by the corporation to determine that the provisions of such contract are being carried out. Each such determination shall be based upon the following factors and all other factors the independent directors may deem relevant and the findings of the independent directors on each of such factors shall be recorded in the minutes of the Board of Directors:

     (a)     The size of the management fee and expense reimbursement in relation to the size, composition and profitability of the investment portfolio of the corporation;

     (b)     The success of the Manager in generating opportunities that meet the investment objectives of the corporation;

     (c)     The rates charged to other companies similar to the corporation and to other investors by managers performing comparable services;

     (d)     Additional revenues realized by the Manager and its affiliates through their relationship with the corporation, whether paid by the corporation or by others with whom the corporation does business;

     (e)     The quality and extent of service and advice furnished to the corporation, including the frequency of problem investments and competence in dealing with distress situations;

     (f)     The performance of the investment portfolio of the corporation, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations;

     (g)     The quality of the investment portfolio of the corporation in relationship to the investments generated by the Manager for its own account.

     (h)     The experience and expertise of the Manager in the specialized business segment in which the corporation is engaged.

          3.22     Total Expenses. The independent directors shall determine, from time to time, but at least annually, that the total fees and expenses of the corporation are reasonable in light of all relevant factors, including investment performance of the corporation, its net assets, its net income, and the fees and expenses of other comparable unaffiliated corporations. Each such determination and the factors in support thereof shall be recorded in the minutes of the next meeting of the Board of Directors. The independent directors shall have a fiduciary duty to limit the "Total Operating Expenses" to amounts that do not exceed for the 12 months ending with the end of each fiscal quarter of the corporation the greater of (1) two percent (2%) of the corporation's "Average Invested Assets" or (b) 25% of the corporation's Net Income (the "Limitations"). If the independent directors shall determine that Total Operating Expenses in excess of such Limitation is justified based on such unusual or non-recurring factors which they deem sufficient, such determination and the reasons therefor shall be reflected in the minutes of the meeting of the Directors and shall also be disclosed in writing to shareholders, together with an explanation of all factors considered in the determination, within 60 days after the end of any fiscal quarter for which Total Operating Expenses (for the 12 months then ended) exceeded the Limitation. In the event the Independent Directors do not determine that Total Operating Expenses in excess of the Limitation is justified by such annual or non-recurring factors, the Manager shall reimburse the corporation at the end of the twelve (12) month period, the amount by which total Operating Expenses exceeded the Limitation.

          As used herein, the following terms shall have the following meanings:

     (a)     "Total Operating Expenses" for any period shall mean the aggregate operating, general and administrative expenses as determined under GAAP (including additional fees and expenses paid directly or indirectly by the corporation to the Manager), exclusive of expenses of raising capital, interest payments, taxes, non-cash expenditures (including, but not limited to, depreciation, amortization and bad debt reserves) and direct asset acquisition, operation and disposition costs.

     (b)     "Average Invested Assets" for any period shall mean the average of the aggregated book value of the assets of the corporation invested, directly or indirectly, in loans (or interests in loans) secured by real estate, and first mortgage bonds, before reserves for bad debts or other similar non-cash reserves computed by taking the average of such values at the end of each calendar month during such period.

     (c)     "Net Income" for any period shall mean total revenues applicable to such period, less the expenses applicable to such period, other than additions to reserves for depreciation, bad debts or other similar non-cash reserves determined in accordance with generally accepted accounting principles.

          The total of all Acquisition Fees (as defined in the NASAA REIT POLICY) and Acquisition Expenses (as defined in the NASAA REIT POLICY) shall be reasonable, and shall not exceed an amount equal to 6% of the Contract Price for the Property, or in the case of a mortgage loan, 6% of the funds advanced. Notwithstanding the foregoing, a majority of the Directors (including a majority of the independent directors) not otherwise interested in a transaction may approve fees in excess of these limits if they determine the transaction to be commercially competitive, fair and reasonable to the corporation.

          3.23     Removal of Directors. A Director may be removed by the vote or written consent of the holders of a majority of the outstanding Shares. A special meeting of the shareholders may be called for the purpose of removing a Director pursuant to the provision of Section 2 of these Bylaws.

          3.24     Securities Offerings. In connection with each offering of the Company's securities, whether by public offering, private placement or other method, the Company shall establish such investor suitability standards as the officers or directors may determine to be appropriate, including (i) minimum income and net worth standards for persons who purchase the Company's securities in such offerings and (ii) minimum investment amounts for prospective investors. In the absence of different standards established by the Company pursuant to the foregoing sentence, investors shall have: (i) a minimum annual gross income of $45,000 and a minimum net worth of $45,000 or (ii) a minimum net worth of $150,000. For purpose of this Section 3.24, net worth shall be determined exclusive of home, home furnishings and automobiles. In the case of sales to fiduciary accounts, the minimum standards shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds to purchase the securities if the donor or grantor is the fiduciary. In addition, if required by law, the Company, each Sponsor and each Person selling securities on behalf of the Company or a Sponsor shall make every reasonable effort to determine that the purchase of such securities is a suitable and appropriate investment for each investor.

ARTICLE 4
OFFICERS

          4.1     Number. The officers of the corporation may include a Chairman of the Board, Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers as may from time to time be chosen by the Board of Directors. Any number of offices may be held by one person.

          4.2     Election, Term of Office and Qualifications. At any regular meeting of the Board of Directors, the board may elect a Chairman of the Board, Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers and assistant officers as may be deemed advisable. Such Officers shall hold office until their successors are elected and qualified; provided, however, that any officer may be removed with or without cause by the affirmative vote of a majority of the whole Board of Directors.

          4.3     Chairman of the Board. The Chairman of the Board, when one is elected, may be declared by the Board to be the Chief Executive Officer of the corporation and if so, shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chairman of the Board shall call meetings of the shareholders, the Board of Directors, and the Executive Committee to order and shall act as chairman of such meetings.

          4.4     The Chief Executive Officer. The Chief Executive Officer, who may also be referred to as the President, shall: (a) have general active management of the business of the corporation; (b) preside at all meetings of the Board and of the shareholders, when no Chairman of the Board has been elected, or if a Chairman has been elected and not declared to the Chief Executive Officer, or in the event of the death or disability of the Chairman of the Board or at his request; (c) see that all orders and resolutions of the Board are carried into effect; (d) sign and deliver in the name of the corporation any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the corporation, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or as expressly delegated by the Articles of Incorporation or Bylaws or by the Board to some other officer or agent of the corporation; (e) maintain records of and, whenever necessary, certify all proceedings of the Board and the shareholders; and (f) perform other duties prescribed by the Board. In the absence of a Chairman of the Board serving as Chief Executive Officer, the Chief Executive Officer shall call meetings of the shareholders, the Board of Directors and the Executive Committee to order and shall act as Chairman of such meetings.

          4.5     Assistant Executive Officers. Each Assistant Executive Officer shall have such powers and shall perform such duties as may be prescribed by the Board of Directors. In the event of absence or disability of the Chief Executive Officer, an assistant executive officer shall succeed to his powers and duties in the order in which they are elected or as otherwise prescribed by the Board of Directors. The Assistant Executive Officers may also be referred to as Vice Presidents.

          4.6     Secretary. The Secretary shall be secretary of and shall attend all meetings of the shareholders and Board of Directors. The Secretary shall act as clerk thereof and shall record all the proceedings of such meetings in the minute book of the corporation. The Secretary shall give proper notice of meetings of shareholders and directors. The Secretary shall keep the seal of the corporation, if any, and shall affix the same to any instrument requiring it and shall attest the seal by his signature. The Secretary shall, with the Chief Executive Officer or Chief Financial Officer, acknowledge all certificates for shares of the corporation and shall perform such other duties as may be prescribed from time to time by the Board of Directors.

          4.7     Chief Financial Officer. The Chief Financial Officer, who may also be referred to as the Treasurer, shall: (a) keep accurate financial records for the corporation; (b) deposit all money, drafts, and checks in the name of and to the credit of the corporation in the banks and depositories designated by the Board; (c) endorse for deposit all notes, checks, and drafts received by the corporation as ordered by the Board, making proper vouchers therefor; (d) disburse corporate funds and issue checks and drafts in the name of the corporation as ordered by the Board; (e) render to the Chief Executive Officer and the Board, whenever requested, an account of all transactions by the Chief Financial Officer and of the financial condition of the corporation; and (f) perform other duties prescribed by the Board or by the Chief Executive Officer.

          4.8     Assistant Officers. In the event of absence or disability of any assistant executive officer, Secretary, or Chief Financial Officer, such assistants to such officers shall succeed to the powers and duties of the absent officer in the order in which they are elected or as otherwise prescribed by the Board of Directors until such principal officer shall resume his duties or the Board of Directors elects his replacement. Such assistant officers shall exercise such other powers and duties as may be delegated to them from time to time by the Board of Directors, but they shall be subordinate to the principal officer they are designated to assist.

          4.9     Officers Shall Not Lend Corporate Credit. Except for the proper use of the corporation, no officer of this corporation shall sign or endorse in the name or on behalf of this corporation, or in his official capacity, any obligations for the accommodation of any other party or parties, nor shall any check, note, bond, stock certificate or other security or thing of value belonging to this corporation be signed by any officer or director as collateral for any obligation other than valid obligations of this corporation.

          4.10     Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

          4.11     Compensation. The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors.

          4.12     Removal; Resignation. The officers of the corporation shall serve at the pleasure of the Board of Directors, and until their successors are chosen and qualified. Any officer or agent may be removed by the Board of Directors whenever, in its judgment, the best interests of the corporation will be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed. Any officer may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified herein, and if a time is not specified, at the time of its receipt by the Executive Officer or the Secretary. The acceptance of a resignation shall not be necessary to make it effective. If the office of any officer becomes vacant for any reason, the vacancy shall be filled by the Board of Directors.

ARTICLE 5
INDEMNIFICATION

          5.1     Officers and Directors. Under the circumstances prescribed in this Article 5, the corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party of any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal (a "Proceeding"), by reason of the fact that he is or was a director or officer of the corporation, or, while a director or officer, is or was serving at the request of the corporation as an officer, director, partner, joint venturer, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses (including attorneys' fees) actually and reasonably incurred by him in connection with such Proceeding, but only if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the corporation, and, with respect to any criminal Proceeding, if he had no reasonable cause to believe his conduct was unlawful. Notwithstanding the above, the indemnification permitted hereunder in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses (including attorneys' fees) incurred in connection with the Proceeding. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not meet the standard of conduct set forth in this Section 5.1. Notwithstanding the foregoing, the corporation shall not indemnify any director or officer in connection with any Proceeding (i) by or in the right of the corporation in which said person was adjudged liable to the corporation, or (ii) in which he was adjudged liable on the basis that personal benefit was improperly received by him. To the extent that a director or officer has been successful, on the merits or otherwise, in the defense of any Proceeding to which he was a party because he is or was a director or officer, or in the defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Except where an officer or director has been successful, on the merits or otherwise in the defense of any proceeding and except as may be ordered by a court, the corporation shall not indemnify any director or officer unless authorized hereunder and a determination has been made that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.1. Such determination shall be made in accordance with Section 14-2-855 of the Georgia Business Corporation Code, as amended. Reasonable expenses (including attorneys' fees) incurred by a director or officer who is a party to a Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding if (i) the director or officer furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct set forth in this Section 5.1, and (ii) the director or officer furnishes the corporation a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification. The indemnification provided by this Article 5 shall not be deemed exclusive of any other right to which the persons indemnified hereunder shall be entitled and shall inure to the benefit of the heirs, executors, or administrators of such persons.

          5.2     Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, joint venturer, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article 5.

          5.3     Statement of Payments. If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or by an insurance carrier pursuant to insurance maintained by the corporation, the corporation shall, not later than the next annual meeting of the shareholders, unless such meeting is held within three months from the date of such payment, and, in any event, within fifteen months from the date of such payment, send by first class mail to its shareholders of record at the time entitled to vote for the election of directors, a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

ARTICLE 6
SHARES AND THEIR TRANSFER

          6.1     Certificates of Stock. Shares of stock may be either certified or uncertified, however, every owner of stock of the corporation shall be entitled to a certificate, to be in such form as the Board of Directors prescribes, certifying the number of shares of stock of the corporation owned by him. The certificates for such stock shall be numbered in the order in which they shall be issued and shall be signed in the name of the corporation by the Chief Executive Officer, and by the Secretary or any other proper officer of the corporation authorized by the Board of Directors. A record shall be kept of the name of the person, firm or corporation owning the stock represented by each such certificate, the number of shares represented by each such certificate, and the respective issue date thereof, and in the case of cancellation, the respective dates of cancellation. Every certificate surrendered to the corporation for exchange or transfer shall be canceled and no other certificate or certificates shall be issued in exchange for any existing certificates until such existing certificate shall have been so canceled except in cases provided for in Section 6.5 of this Article 6.

          6.2     Facsimile Signature. Where any certificate is manually signed by a transfer agent, a transfer clerk or by a registrar appointed by the Board of Directors to perform such duties, a facsimile or engraved signature of the President and Secretary or other proper officer of the corporation authorized by the Board of Directors may be inscribed on the certificate in lieu of the actual signature of such officer. The fact that a certificate bears the facsimile signature of an officer who has ceased to hold office shall not affect the validity of such certificate if otherwise validly issued.

          6.3     Establishment and Issuance of Shares. Subject to the provisions of the Articles of Incorporation and as provided by law, the Board of Directors is authorized to designate and cause to be issued, classes and series of shares of the corporation, with designated voting rights, preferences, and other characteristics, at such times and for such consideration as the Board of Directors may determine.

          6.4     Transfer of Shares. Transfer of shares on the books of the corporation may be authorized only by the shareholder named in the certificate, or by the shareholder's legal representative, or duly authorized attorney-in-fact, and upon surrender for cancellation of the certificate or certificates for such shares. The shareholder in whose name shares of stock stand on the books of the corporation shall be deemed the owner thereof for all purposes as regards the corporation; provided, that when any transfer of shares shall be made as collateral security, and not absolutely, such facts, if known to the Secretary of the corporation, or to the transfer agent, shall be so expressed in the entry of transfer. Transfer of shares shall be subject further to the restrictions contained in the Articles of Incorporation of the corporation.

          6.5     Lost Certificates. Any shareholder claiming a certificate of stock to be lost or destroyed shall make an affidavit or affirmation of that fact in such form as the Board of Directors may require, and shall, if the directors so require, give the corporation a bond of indemnity in form, and with one or more sureties, satisfactory to the Board, in an amount determined by the Board of Directors not exceeding double the value of the stock represented by such certificate to indemnify the corporation, against any claim that may be made of such certificate; whereupon a new certificate may be issued in the same tenor and for the same number of shares as the one alleged to have been stolen or lost.

          6.6     Treasury Stock. Treasury stock shall be held by the corporation subject to disposal by the Board of Directors, in accordance with the Articles of Incorporation and these Bylaws, and shall not have voting rights nor participate in dividends.

          6.7     Inspection of Books by Shareholders. Upon written demand, shareholders and any designated representatives thereof shall for any proper purpose, as provided by statute, be permitted to examine and copy the share register; records of shareholder and Board proceedings; the Articles of Incorporation and amendments, the by-laws and amendments; reports made to shareholders within the last three (3) years; voting trust agreements; a statement of names and addresses of its Directors and principal officers; and financial statements prepared for distribution to the shareholders or to a government agency as a matter of public record. Shareholders and any designated representatives thereof shall for any proper purpose and upon written demand be permitted to examine and copy other corporate records. In addition, the books and records of the corporation shall be open for inspection by state securities administrators upon reasonable notice and during normal business hours at the principal place of business of the corporation.

          An alphabetical list of the names, addresses, and telephone numbers of the shareholders of the corporation along with the number of shares held by each of them shall be maintained as part of the books and records of the corporation and shall be available for inspection by any shareholder or the shareholder's designated agent at the home office of the corporation upon the request of the shareholder. The shareholder list shall be updated at least quarterly to reflect changes in the information contained therein.

          A copy of the shareholder list shall be mailed to any shareholder requesting the shareholder list within ten (10) days of the request. The copy of the shareholder list shall be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than ten-point type). A reasonable charge for copy work may be charged by the corporation. The purposes for which a shareholder may request a copy of the shareholder list include, without limitation, matters relating to shareholders' voting rights under the Articles of Incorporation, and the exercise of shareholders' rights under federal proxy laws.

          If the Manager or Directors of the corporation neglect or refuse to exhibit, produce, or mail a copy of the shareholder list as requested, the Manager, and the Directors shall be liable to any shareholder requesting the list for the costs, including attorneys' fees, incurred by that shareholder for compelling the production of the shareholder list, and for actual damages suffered by any shareholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the shareholder list is to secure such list of shareholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a shareholder relative to the affairs of the corporation. The corporation may require the shareholder requesting the shareholder list to represent that the list is not requested for a commercial purpose unrelated to the shareholder's interest in the corporation. The remedies provided hereunder to shareholders requesting copies of the shareholder list are in addition to, and shall not in any way limit, other remedies available to shareholders under federal law, or the laws of any state.

          6.8     Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents and may require all certificates for shares to bear the signature or signatures of any of them.

          6.9     Transfer of Stock; Excess Stock. No transfer of shares of stock of the corporation shall be made if (i) void ab initio pursuant to Article 3 of the corporation's Articles of Incorporation, or (ii) the Board of Directors, pursuant to such Article 3, shall have refused to transfer such shares. The Board of Directors of the corporation may:

     (a)     Redeem the outstanding shares of stock of the corporation or restrict the transfer of such shares to the extent necessary to prevent the concentration of ownership of more than 50% of the outstanding shares of the corporation in the hands of five or fewer individuals or entitles and to ensure that the corporation always has at least 100 shareholders;

     (b)     Refuse to effect a transfer of shares of stock of the corporation to any person who as a result would beneficially own shares in excess of 9.8% of the outstanding shares of the corporation ("Excess Stock"); and

     (c)     Redeem Excess Stock held by any shareholder of the corporation. Permitted transfers of shares of stock of the corporation shall be made on the stock records of the corporation only upon the instruction of the registered holder thereof, or by his attorney thereunder authorized by power of attorney duly executed and filed with the Secretary or with a transfer agent, and upon surrender of the certificate or certificates, if issued for such shares properly endorsed or accompanied by a duly executed stock transfer power and the payment of all taxes thereon. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer as to any transfers not prohibited by the corporation's Articles of Incorporation, these Bylaws, or by action of the Board of Directors thereunder, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

          6.10     Fixing of Record Dates; Closing of Transfer Books. The Board of Directors may fix, in advance, a date as the record date for the purpose of determining shareholders entitled to notice of, or to vote at, any meeting of shareholders, or shareholders entitled to receive payment of any dividend or the allotment of any rights or in order to make a determination of shareholders for any other proper purpose. Such date, in any case, shall be not more than ninety (90) days, and in case of meeting of shareholders not less than ten (10) days, prior to the date on which the particular action requiring such determination of shareholders is to be taken.

          6.11     Registered Shareholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

          6.12     Stock Ledger. The corporation shall maintain at its office in Atlanta, Georgia an original stock ledger containing the names and addresses of all shareholders and the number of shares of each class held by each shareholder. Such stock ledger may be in written form or any other form capable of being converted into written form within a reasonable time for visual inspection.

ARTICLE 7
DIVIDENDS, DISTRIBUTIONS, AND DIVIDEND REINVESTMENT PLAN

          7.1     Dividends. Subject to the Articles of Incorporation, these Bylaws, and the applicable laws, the Board of Directors may declare a distribution in the form of a dividend whenever, and in such amounts as, in its opinion, the condition and the affairs of the corporation shall render it advisable provided that the corporation shall comply with all requirements necessary for it to maintain its status as a qualified real estate investment trust pursuant to the Internal Revenue Code as amended from time to time. In addition, subject to the corporation's Articles of Incorporation and any requirements of applicable law, quarterly dividends of substantially all of the corporation's available cash flow from operation of its properties, may be declared by the Board of Directors at any regular or special meeting. Dividends may be paid in cash, or in its own shares, subject to the provisions of law and the corporation's Articles of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sums as the Directors from time to time, in their absolute discretion, determine proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall deem conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

          7.2     Other Distributions; Reserves. Subject to the provisions of the Articles of Incorporation and of these Bylaws, the Board of Directors in its discretion may purchase or acquire any of the shares of the capital stock of this corporation in accordance with law, or any of its bonds, debentures, notes, script or other securities or evidences of indebtedness, or from time to time may set aside from its net assets or net profits such sum or sums as it, in its absolute discretion, may think proper as a reserve to meet contingencies, or for the purpose of maintaining or increasing the property or business of the corporation or for any other purpose it may think conducive to the best interests of the corporation subject to the requirements necessary for the corporation to maintain its status as a qualified real estate investment trust pursuant to the Internal Revenue Code as amended from time to time.

          7.3     Dividend Reinvestment Plan. The Board of Directors, including a majority of the independent directors, may adopt a dividend reinvestment plan designated to enable shareholders to have cash distributions automatically invested in additional shares of common stock of the corporation. Any such plan shall require the distribution to each shareholder, at least annually, information regarding the effect, including the tax consequences thereof, of reinvesting such distributions. The plan shall also provide a reasonable opportunity of withdrawal at least annually following receipt of the information required therewith.

          7.4     Automatic Certificate Reinvestment. The Board of Directors may adopt a policy for the automatic reinvestment of maturing certificates of indebtedness issued by the corporation designed to enable certificate holders to reinvest their certificates at the maturity date if a certificate is not presented within a reasonable period of time after its maturity date. The corporation must apprise certificate holders of upcoming maturity dates within 30 days of each maturity date.

ARTICLE 8
FINANCIAL, PROPERTY MANAGEMENT AND ANNUAL REPORT

          8.1     Fiscal Year. Since the corporation intends to qualify as a real estate investment trust within the meaning of the Internal Revenue Code, the fiscal year end of the corporation shall be December 31.

          8.2     Audit of Books and Accounts. The books and accounts of the corporation shall be audited at such times as may be ordered by the Board of Directors.

          8.3     Contracts. The Chief Executive Officer shall have full power and authority to do any and all things necessary on behalf of the corporation. In addition, the Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

          8.4     Checks. All checks, drafts, or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by the treasurer or such other officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

          8.5     Deposits. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies, or other depositories as the Board of Directors may select, including investments in stocks, bonds, money market accounts, government securities or other accounts or investments as the Board of Directors deems appropriate in light of the corporation's investment objectives and its intent to qualify as a real estate investment trust.

          8.6     Voting Securities Held by Corporation. The Chief Executive Officer or other agent designated by the Board of Directors, shall have full power and authority on behalf of the corporation to attend, act and vote at any meeting of security holders of other corporations in which this corporation may hold securities. At such meeting, the Chief Executive Officer, or such other agent, shall possess and exercise any and all rights and powers incident to the ownership of such securities which the corporation might possess and exercise.

          8.7     Accrual Method of Accounting. The financial books and records of the corporation shall be based upon the accrual method of accounting.

          8.8     Annual Report. The President or a Vice President or the Treasurer shall prepare or cause to be prepared annually a full and correct report of the affairs of the corporation, including a balance sheet and a financial statement of operations for the preceding fiscal year, which shall be certified by independent certified public accountants and distributed to shareholders within one hundred twenty (120) days after the close of the corporation's fiscal year and a reasonable period of time (not less than 30 days) prior to the annual meeting and shall be filed within twenty (20) days thereafter at the principal office of the corporation in the State of Georgia. The annual report shall also include full disclosure of all material terms, factors and circumstances surrounding any transactions between the corporation and the Manager, any Director, Sponsors or any affiliates of the Manager or such Director. The independent directors shall comment on the fairness of such transactions in the annual report.

          The corporation shall also publish in the annual report (i) the ratio of the cost of raising capital during the year to the capital raised, (ii) the total operating expenses of the corporation, stated as a percentage of Average Invested Assets and as a percentage of its Net Income; (iii) a report from the independent directors that the policies being followed by the corporation are in the best interests of its shareholders and the basis for such determination; and (iv) the aggregate amount of management fees and other fees paid to the Manager and all affiliates of the Manager by the corporation, including fees or charges paid to such Manager and all affiliates of the Manager by third parties doing business with the corporation. The Directors, including the Independent Directors, shall take reasonable steps to insure the above requirements are met.

          8.9     Quarterly Report. The President or a Vice President or the Treasurer shall also prepare or cause to be prepared quarterly for each of the first three quarters of each fiscal year, a full and correct report of the affairs of the corporation, including a balance sheet and financial statement of operations for the preceding fiscal quarter, which shall not be certified by independent public accountants and shall be distributed to shareholders within forty-five (45) days after the close of the corporation's preceding fiscal quarter.

ARTICLE 9
WAIVER OF NOTICE

          9.1     Requirement of Waiver in Writing. Whenever any notice whatever is required to be given by these Bylaws or the Articles of Incorporation of the corporation or any of the corporate laws of the State of Georgia, a waiver thereof in writing, signed by the person or persons entitled to said notice, either before, at, or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE 10
AMENDMENT OF BYLAWS

          10.1     Action by Shareholders. The Shareholders of the corporation are expressly authorized to make Bylaws of the corporation and from time to time to alter or repeal Bylaws so made. In so acting, the Shareholders may do so only upon vote of a majority of the holders of outstanding capital stock at any annual meeting or at any special meeting called for that purpose.

          10.2     Information for Inspection. Any shareholder of the corporation or his agent may inspect and copy during usual business hours the corporation's Bylaws, minutes of the proceedings of its shareholders, Annual Reports of its affairs and voting trust agreements on file at its principal office.

          10.3     Action by Directors. Notwithstanding Section 10.1 of these Bylaws, the Directors of the corporation are expressly authorized to amend the Bylaws of the corporation where such amendments do not adversely affect the rights, preferences and privileges of shareholders, including amendments to provisions relating to Director qualifications, fiduciary duty, indemnification, investment policies or investment restrictions.

ARTICLE 11
DISSOLUTION

          11.1     Action by Shareholders. Dissolution of the corporation shall be commenced upon the approval of a majority of the holders of outstanding capital stock at a meeting of shareholders held for the purpose of considering dissolution following notice of the meeting pursuant to the provisions of Section 2.6 of these Bylaws.

ARTICLE 12
MINIMUM CAPITAL

          12.1     Minimum Capital. Prior to the initial public offering, there shall be an initial investment to capital of the corporation of $200,000.00 by the initial shareholders. Shares issued following this contribution to capital shall not be subject to sale for so long as the initial shareholders remain a sponsor of the corporation (or such longer period as may be required by

NASAA REIT POLICY or by written agreement with any state or federal regulatory authority) and may be sold only in the market on which the corporation's shares are normally traded.

          The undersigned, hereby certifies that the foregoing Bylaws were adopted as the complete Bylaws of the corporation this 19th day of September, 2003.

/s/ A.J. Braswell
A.J. Braswell, President

ATTEST:

/s/Clay Corvin
Clay Corvin, Secretary